Exhibit 3.2

FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OOMA, INC.

a Delaware corporation

Ooma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was originally incorporated and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 19, 2003, under the name of ExploreTel Communications, Inc.

B. The Certificate of Incorporation was most recently amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 6, 2015.

C. This Fifteenth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

D. The Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Ooma, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington County of New Castle, Zip Code 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

4.2 Rights of Common Stock.

Each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders.

4.3 Rights of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law or this certificate of incorporation (the “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations relating to any series of Preferred Stock), to provide for the issuance of shares of Preferred Stock in series and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

4.4 Increase or Decrease in Authorized Capital Stock. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

5.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by the Board of Directors pursuant to a resolution adopted by a majority of the Board of Directors.

5.3 Classified Board Structure.

(a) Effective upon the closing date (the “Effective Date”) of the initial sale of shares of Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Effective Date, either (i) directors shall be re-elected to the Board of Directors of the Corporation for a subsequent three-year term or (ii) successors to the directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) Notwithstanding any other provisions of this Article, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

5.4 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

5.5 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

5.6 Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VI

6.1 Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors).

6.2 No Action by Written Consent of Stockholders. Except as otherwise expressly provided by the terms of any series of Preferred Stock or other class of stock permitting the holders of such series to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

6.3 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only (i) by the Board of Directors, pursuant to a resolution adopted by a majority of the Board; (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. Special meetings of stockholders may not be called by any other person or persons. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

6.4 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

6.5 No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VII

7.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

7.2 Indemnification.

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors or officers of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, as now or hereinafter in effect, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to limitation of personal liability, indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action or proceeding asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws, or (D) any action or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE IX

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

ARTICLE X

(a) Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of at least a majority of total voting power of outstanding voting securities, voting together as a single class.

Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any Bylaw inconsistent with Article II, Sections 3.1, 3.2, 3.4, and 3.12 of Article III, Article VI and Article XI of the Bylaws (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw).

(b) Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Article V, Article VI, Article VII, Article VIII, Article IX or this Article X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, Ooma, Inc. has caused this Fifteenth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this     th day of                     , 2015.

By:
Eric B. Stang President and Chief Executive Officer

SIGNATURE PAGE TO FIFTEENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OOMA, INC.